Exhibit 10.2

DATED 18 MAY 2026

————

Settlement agreement

between

Inspired Gaming (UK) Limited

and

James Andrew Richardson

This agreement is dated 18 May 2026

Parties

(1)	INSPIRED GAMING (UK) LIMITED (company number 03565640) whose registered office is at First Floor, 107 Station Street, Burton-On-Trent DE14 1SZ (“Company”)

(2)	James Andrew Richardson of the address on record with the Company (“Employee” or “you”)

Agreed terms

1.	Termination date

1.1	Your position as Executive Vice President, Chief Financial Officer, Principal Accounting Officer and Officer of Inspired Entertainment, Inc. as well as all subsidiary entities of Inspired Entertainment, Inc, as well as all positions you hold with various gaming and regulatory bodies, shall terminate following your recent resignation as set out in your letter to us dated May 14th, 2026, such resignation as Chief Financial Officer and related positions to be effective on the same date. The Company will bear all costs incurred by the Company in connection with any resignation from positions you hold with various gaming and regulatory bodies.

1.2	Your employment with the Company shall terminate on August 13th, 2026 (Termination Date). As permitted by the terms of your Contract of Employment dated November 5th, 2024 (“Contract”), we have agreed that you shall be placed on garden leave as permitted under the Contract for three (3) months (Clause 26) from May 14th 2026 up to and including the Termination Date, during which period you shall be available to assist with an orderly transition of duties as needed. You acknowledge that any holiday entitlement accrued but untaken at the commencement of your notice period or accruing during your notice period will be taken by You prior to the Termination Date and that no payment in respect of accrued untaken holiday will be made following the Termination Date. The Company will not unreasonably refuse any request by You to take accrued untaken holiday.

1.3	You will receive your salary and other contractual benefits, including health insurance, life insurance and pension, up to and including the Termination Date less tax and National Insurance contributions in the usual way.

1.4	You will receive a payment in lieu of notice (PILON) of three (3) months’ notice pursuant to clause 25.1 in your Contract, such sum to have tax and National Insurance contributions deducted in the usual way and payable in the next payroll after the Termination Date.

1.5	You have agreed to submit any expenses claims incurred accordance with the Employer’s expenses policy no later than May 30th 2026.

1.6	The Company will deduct from the sums due under this clause any outstanding sums due from You.

1.7	The Company shall maintain directors’ and officers’ insurance cover for you in respect of your acts and omissions while a director or officer of the Company, subject to and conditional on:

(a)	you complying with the terms of this agreement; and

(b)	the rules or insurance policy of the relevant insurer as amended from time to time.

2.	Reasonable assistance

You agree to make yourself available to, and to cooperate with, the Company’s advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, preparing witness statements and giving evidence in person on the Company’s behalf. The Company will reimburse any reasonable expenses that You incur as a consequence of complying with your obligations under this clause, provided that such expenses are approved in advance by the Company.

You undertake that You will conduct yourself in a professional manner in responding to any requests for assistance.

3.	Termination payment

3.1	Subject to and conditional on you complying with the terms of this agreement, we will pay you twenty-five thousand pounds (£25,000) by way of compensation for the termination of your employment (Termination Payment) as an ex-gratia payment.

3.2	The Termination Payment will be paid less any required deductions for income tax and National Insurance contributions. In this regard, the parties believe that the Termination Payment is tax free given it is under £30,000.

3.3	You acknowledge that if your employment terminates earlier than the Termination Date agreed by the parties at the time of entering into this agreement, the tax treatment set out above may change as a result of the application of the rules regarding post-employment notice pay.

3.4	You shall indemnify us on a continuing basis against any further income tax and employee national insurance contributions in respect of the Termination Payment (and any related interest and penalties save for interest or penalties incurred due to the default or delay of the Company).

3.5	The Termination Payment will be made to you within 21 days of the Termination Date and in the next available payroll, and following receipt by us of a copy of this agreement signed by you, including the certificate signed by your adviser as set out at Schedule 2.

3.6	In the event that your employment is terminated by reason of gross misconduct prior to the Termination Date (save in circumstances in which You are entitled to and do resign without notice due to any fundamental breach of contract by the Company) the Termination Payment under clause 3 shall no longer be payable.

4.	Waiver

4.1	The terms of this agreement are offered by us without any admission of liability and are in full and final settlement of all and any claims or rights of action of any kind whatever, wherever and however arising that you have or may have, now or in the future, arising directly or indirectly out of or in connection with your employment with us or its termination, including events occurring after this agreement has been entered into, whether under common law, contract, statute or otherwise, in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 (each of which is waived by this clause) but excluding any claims by you to enforce this agreement, any personal injury claims that have not arisen as at the date of this agreement or any claims in relation to accrued pension entitlements.

4.2	The waiver in clause 4.1 shall have effect irrespective of whether or not, at the date of this agreement, the parties are or could be aware of such claims or have such claims, including but not limited to the circumstances giving rise to them, in their express contemplation (including such claims of which the parties become aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

4.3	You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998 (SI 1998/1833), section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation of Employees Regulations 1999 (SI 1999/3323), regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551), regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034), regulation 40(4) of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426), paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349), regulation 62 of the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974) and section 58 of the Pensions Act 2008 have been satisfied.

5.	Return of property

5.1	You warrant that on or before the Termination Date you will return to us in good condition all property belonging to us or relating to us or our business contacts in whatever format but including any car, company credit card, keys, security pass, identity badge, mobile telephone, pager, laptop computer, books, documents, papers, computer disks, memory sticks and other media.

5.2	You shall, on or before the Termination Date, irretrievably delete any information relating to our business or affairs or those of our business contacts from computer and communications systems and devices owned or used by you outside our premises, including such systems and data storage services provided by third parties (to the extent technically practicable).

6.	Employee warranty

6.1 You warrant to the Company as a strict condition of this agreement that as at the date of this agreement:

(i) You have not commenced employment and have not agreed to accept nor received any offer of employment from any person, firm or company, the expression “employment” for the purpose of this clause to include any contract of service, any contract for services, any partnership or agency agreement;

(ii) You have not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of your employment with the Company which if the matter had come to the Company’s attention before the Termination Date would have entitled the Company to terminate your employment summarily or if it had been done or omitted after the date of this agreement would have constituted a breach of any of its terms; and

(iii) there are no matters of which You are aware relating to any act or omission by You or by any director, officer, employee or agent of the Company or any of its Group Companies which if disclosed to the Company would or would be likely to affect the Company’s decision to enter into this agreement and which has not been disclosed to the Board.

7.	Time Based and Other Awards

You hereby acknowledge that the Restricted Stock Units granted under the 2023 Long-Term Incentive Plan (LTIP) and the part of the time-vested 30,000 RSUs awarded pursuant to clause 13.4(a) of the Contract (the “Special Sign-on Equity Grant”) which have vested shall be retained by yourself, in accordance with and subject to the rules of the grant; and that the rest shall be forfeited in accordance with the relevant plans.

You further acknowledge that, notwithstanding the foregoing, the Company is entitled to exercise its applicable rights under any clawback policy or laws in force during my employment relating to any incentive-based compensation in the event of any accounting restatements. You confirm you are aware that as a previous officer of the company, you shall remain subject to the Company’s Insider trading polices post -employment and shall liaise with the General Counsel for any trading activity you wish to undertake in accordance with said policy.

8.	Post Termination Restrictions

8.1	Your obligations under clause 21 (confidentiality), clause 22 (post-termination restrictive covenants) and Clause 23 (Intellectual Property) of your Contract are hereby repeated and will continue to apply after the Termination Date save that the Company will not seek to enforce the restrictions contained in paragraph 22.4 of your Contract.

8.2	You shall not make any adverse or derogatory comment about us, our officers, employees or workers and you shall not do anything which shall, or may, bring us, our officers, employees or workers into disrepute. We shall not authorise or encourage any of our officers, employees or workers to make any adverse or derogatory comment about you or to do anything that shall, or may, bring you into disrepute. This clause is subject to clause 8.3.

8.3	Nothing in this clause 8 shall prevent you or us (or any of our officers, employees, workers or agents) from:

(a)	making a protected disclosure under section 43A of the Employment Rights Act 1996;

(b)	making a disclosure permitted under section 17 of the Victims and Prisoners Act 2024;

(c)	making a disclosure permitted under section 135 and 136 of the Employment Rights Act 2025;

(d)	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

(e)	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

(f)	whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);

(g)	complying with an order from a court or tribunal to disclose or give evidence;

(h)	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from your employment or its termination; or

(i)	making any other disclosure as required by law.

(j)	Disclosing the existence and terms of this Agreement to the SEC and relevant stakeholders.

9.	Legal advice and fees

9.1	You confirm that you have received independent advice as to the terms and effect of this agreement and in particular on its effect on your ability to pursue the claims specified in 1 from Amanda Pillinger of Pillinger & Associates, who is a relevant independent adviser, and who shall sign the certificate set out at Schedule 2 to this agreement.

9.2	The Company shall pay the reasonable legal fees (up to a maximum of £500 plus VAT) incurred by you in obtaining advice on the termination of your employment and the terms of this agreement, such fees to be payable to the adviser on production of an invoice addressed to you but marked as payable by us.

10.	Reference

10.1	On receipt of a written request from a potential employer, the Company shall provide a positive reference in an agreed form, including confirmation of dates of employment and position held.

11.	Entire agreement

This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to your employment and its termination.

12.	Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

13.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have non- exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

14.	Subject to contract and without prejudice

This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

15.	Counterparts

This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 – Claims

1.	Claims:

1.1	for breach of contract or wrongful dismissal;

1.2	for unfair dismissal, under section 111 of the Employment Rights Act 1996;

1.3	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

1.4	in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

1.5	for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

1.6	in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

1.7	in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

1.8	in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

1.9	in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;

1.10	[in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63, 63C and 80N of the Employment Rights Act 1996;

1.11	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998 (SI 1998/1833);

1.12	for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;

1.13	for direct or indirect discrimination or harassment related to religion or belief, under section 120 of the Equality Act 2010;

1.14	for victimisation, under section 120 of the Equality Act 2010;

1.15	for instructing, causing, inducing, or aiding contraventions contrary to section 111 and 112 of the Equality Act 2010, under section 120 of the Equality Act 2010;

1.16	for less favourable treatment on the grounds of fixed-term status or a declaration of permanent employment, under regulations 7 and 9 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034);

1.17	under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426);

1.18	under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349);

1.19	in relation to the right to be accompanied under sections 11 and 12 of the Employment Relations Act 1999;

1.20	in relation to the right to a written statement and the right not to be unfairly dismissed or subjected to detriment under regulations 4 and 5 of the Agency Workers (Amendment) Regulations 2019 (SI 2019/724);

1.21	in relation to personal injury, of which you are or ought reasonably to be aware at the date of this agreement;

1.22	for harassment under the Protection from Harassment Act 1997;

1.23	for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018, the General Data Protection Regulation (EU) 2016/679) [as it has effect in EU law] or the UK GDPR as defined in sections 3(10) and 205(4) of the Data Protection Act 2018.

Schedule 2 Adviser’s certificate

I Amanda Pillinger of Pillinger & Associates Ltd (CRN: 10480352), whose address is26 Birch Abbey, Alcester, Warwickshire, B49 5BU, duly authorised and regulated by the Solicitors Regulatory Authority (No. 635372) , am a confirm that I have given James Andrew Richardson(my client) legal advice on the terms and effect of the agreement between my client and Inspired Gaming (UK) Limited of today’s date (the Agreement) and, in particular, its effect on my client’s ability to pursue the claims specified in Schedule 1 to the Agreement.

I also confirm that there is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim in respect of loss arising in consequence of the advice I have given my client.

SIGNED_____________________________________

DATE: 18 May 2026

Signature page

Signed for and on behalf of Gaming (UK) Limited by:	Signature

	Name (block capitals)	SIMONA CAMILLERI
Director

Signed by James Richardson	Signature

	Name (block capitals)	JAMES RICHARDSON